SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Applied Micro Circuits Corporation

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INVITATION TO 2003 ANNUAL MEETING OF STOCKHOLDERS

DATE: Wednesday, August 27, 2003

TIME: 10:00 a.m.

PLACE: AMCC Corporate Headquarters

6290 Sequence Drive, San Diego, CA 92121

July 15, 2003

Dear Fellow Stockholder:

Please join me at our Annual Meeting on August 27, 2003, where we will ask you to elect our Board of Directors and to vote on the ratification of the selection of our auditors.

Over the past year, the Board of Directors and management team have enhanced your Company’s corporate governance practices. In many cases, we simply formalized our existing procedures in order to comply with new regulations. We also introduced other changes to strengthen the Board. We will implement further changes as new rules are made as well as when we think appropriate.

We hope you will take some time to review our corporate governance practices. They are summarized in the enclosed Proxy Statement, and the Governance Guidelines and Code of Business Conduct and Ethics are attached as appendices. The Guidelines and Code together with the charters of all of our Board Committees can now also be found in the Investor Information section of our corporate Web site, http://www.amcc.com, under Corporate Governance.

In addition to the formal items of business, at our Annual Meeting I will review the major Company developments over the past year and share with you plans for our future. You will have the opportunity to ask questions and express your views to the senior management of your Company. Members of the Board of Directors will also be present.

Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. You can vote your shares using the Internet or a toll-free telephone number, or by completing and returning the enclosed proxy card by mail. Instructions on each of these voting methods are outlined in the Proxy Statement. Please vote as soon as possible.

Sincerely yours,

DAVID M. RICKEY

Chairman of the Board, President and CEO

APPLIED MICRO CIRCUITS CORPORATION

6290 SEQUENCE DRIVE

SAN DIEGO, CA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 27, 2003

To the Stockholders of Applied Micro Circuits Corporation:

The annual meeting of stockholders of Applied Micro Circuits Corporation will be held at the principal executive offices of the Company located at 6290 Sequence Drive, San Diego, California on Wednesday, August 27, 2003, at 10:00 a.m., local time, for the following purposes:

1.    To elect nine directors;

2.    To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2004; and

3.    To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is July 1, 2003. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Stephen M. Smith Secretary

San Diego, California

July 15, 2003

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR ACTING PROMPTLY.

APPLIED MICRO CIRCUITS CORPORATION

6290 SEQUENCE DRIVE

SAN DIEGO, CA 92121

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 27, 2003

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Applied Micro Circuits Corporation (sometimes referred to as the “Company” or “AMCC”) sent you this proxy statement and the enclosed proxy card because its Board of Directors is soliciting your proxy to vote at the 2003 annual meeting of stockholders. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. You may simply complete, sign and return your proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about July 18, 2003 to all stockholders entitled to vote at the annual meeting.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of nine directors;

•	Ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending March 31, 2004.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 1, 2003 will be entitled to vote at the annual meeting. On this record date, there were 304,362,306 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record?

If on July 1, 2003 your shares were registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC then you are a stockholder of record.

What if my AMCC shares are not registered directly in my name but are held in Street Name?

If on July 1, 2003 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

If I am a stockholder of record of AMCC shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. The procedures for voting are fairly simple:

➢	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

➢	To vote by proxy, simply complete, sign and date your proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

➢	To vote over the telephone, dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from your proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time on August 26, 2003 to be counted.

➢	To vote on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from your proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time on August 26, 2003 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

No matter which procedure you choose, in the election of directors, you may either vote “For” all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. For Proposal 2 and any other matter to be voted on at the meeting, you may vote “For” or “Against” or abstain from voting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

If I am a beneficial owner of AMCC shares, how do I vote?

If you are a beneficial owner of shares held in street name, you should have received a proxy card and voting instructions with these proxy materials from the organization that is the record owner of your shares rather than from AMCC. Simply complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by that organization. To vote in person at the annual meeting, you must obtain a valid proxy from that organization. To request the requisite proxy form, follow the instructions from your broker included with these proxy materials or contact your broker.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because the stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes will be counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total for any proposal.

How many votes are needed to approve each proposal?

➢	For the election of directors, the nine nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

➢	To be approved, Proposal 2 must receive a “For” vote from the majority of the shares present at the meeting or represented by proxy.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock of the Company that you owned as of July 1, 2003.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present at the meeting or represented by proxy. On the record date, there were 304,362,306 shares outstanding and entitled to vote. Thus 152,181,154 shares must be present at the meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting or represented by proxy may adjourn the meeting to another date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nine nominees for director, and “For” the ratification of Ernst & Young LLP as independent auditors of the Company. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to the Secretary of the Company (Attn: Stephen M. Smith, Applied Micro Circuits Corporation, 6290 Sequence Drive, San Diego, CA 92121).

➢	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2004, which ends September 30, 2003.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 8, 2004, to the Secretary of the Company (Attn: Stephen M Smith, Applied Micro Circuits Corporation, 6290 Sequence Drive, San Diego, CA 92121). Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for that annual meeting must do so not later than May 21, 2004. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to the knowledge of management, owned beneficially as of March 31, 2003, more than 5% of the outstanding shares of common stock:

Name and Address	Number of Shares	Percent of Total(1)
Capital Group International, Inc.(2) 11100 Santa Monica Boulevard Suite 1500 Los Angeles, CA 90025-3384	41,507,330	13.7%

Capital Research & Management(3) 333 South Hope Street 55th Floor Los Angeles, CA 90071-1447	27,395,600	9.0%

1.	Applicable percentages are based on 304,082,651 shares of common stock outstanding on June 1, 2003.
2.	According to a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2003 by Capital Group International, Inc. (“CGII”), CGII is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over these securities. The wholly owned subsidiaries of CGII which acquired these securities are (i) Capital Guardian Trust Company, (ii) Capital International Limited, (iii) Capital International S.A., (iv) Capital International Research and Management, Inc. dba Capital International, Inc.
3.	According to a Schedule 13G filed with the SEC on February 13, 2003, Capital Research and Management Company, an investment advisor under Section 203 of the Investment Advisors Act of 1940 is deemed to be the beneficial owner of these securities.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to the Company as of June 1, 2003, of AMCC common stock, including shares as to which a right to acquire ownership exists (by the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the “1934 Act”), of each director, the chief executive officer and the four other most highly compensated executive officers of the Company during fiscal 2003 and all directors and executive officers of the Company, as a group.

Name(1)	Number of Shares(2)	Percent of Total(3)
David M. Rickey(4)	6,372,438	2.1%
Roger A. Smullen, Sr.(5)	2,720,522	*
Ramakrishna R. Sudireddy(6)	2,494,431	*
Douglas C. Spreng(7)	2,002,417	*
Franklin P. Johnson, Jr.(8)	1,816,932	*
Brent E. Little(9)	1,695,824	*
Thomas L. Tullie(10)	1,154,964	*
William E. Bendush(11)	991,979	*
Arthur B. Stabenow(12)	468,426	*
Harvey P. White(13)	322,500	*
S. Atiq Raza(14)	234,058	*
L. Wayne Price(15)	162,500	*
Kevin N. Kalkhoven(16)	162,500	*
Cesar Cesaratto(17)	112,500	*
All executive officers and directors as a group (20 persons)(18)	22,404,041	7.0%

(1)	The address for the executive officers and directors of the Company is: c/o Applied Micro Circuits Corporation, 6290 Sequence Drive, San Diego, CA 92121
(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(3)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days after June 1, 2003 are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 304,082,657 shares of common stock outstanding on June 1, 2003.
(4)	Includes 753,738 shares of common stock owned by the David Rickey & Jan E. Nielsen Family Trust, and 5,147,500 shares of common stock issuable upon the exercise of vested options that are exercisable within 60 days of June 1, 2003.
(5)	Includes 400,500 shares of common stock issuable upon the exercise of vested options that are exercisable within 60 days of June 1, 2003.
(6)	Includes 1,295,841 shares of common stock issuable upon the exercise of vested options that are exercisable within 60 days of June 1, 2003.
(7)	Includes 7,329 shares of common stock owned by Douglas and Barbara Spreng Family Trust and 1,995,088 shares issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003.
(8)	Includes 561,328 shares of common stock owned by Mr. Johnson’s wife and 665,828 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003.
(9)	Includes 90,564 shares of common stock owned by the Little Family Trust and 1,600,422 shares issuable upon the exercise of vested options that are exercisable within 60 days of June 1, 2003.
(10)	Includes 905,329 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003.

(11)	Includes 976,200 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003. Mr. Bendush resigned as Senior Vice President and Chief Financial Officer as of March 31, 2003 and is no longer an executive officer of the Company.
(12)	Includes 212,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003.
(13)	Includes 312,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003.
(14)	Mr. Raza resigned from the Board of Directors effective April 23, 2003. The number of shares beneficially owned includes 2,868 shares of common stock owned by a Limited Partnership and 220,834 shares of Common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003.
(15)	Includes 162,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003.
(16)	Includes 162,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003.
(17)	Includes 112,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003
(18)	Includes 22,404,041 shares issuable upon the exercise of options that are exercisable within 60 days of June 1, 2003.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Nine directors will be elected to the Board of Directors of AMCC at the annual meeting. Nominees proposed for election as directors are listed below. Directors will hold office until the next annual meeting. Each of the nominees is now a member of the Board of Directors and was elected at the 2002 annual meeting.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by the Governance and Nominating Committee of the Board of Directors. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

S. Atiq Raza, who served as a director during fiscal 2003, resigned in April 2003. The Board of Directors passed a resolution reducing the fixed number of directors on the Board from ten to nine directors following Mr. Raza’s resignation.

PROFILES OF NOMINEES FOR THE BOARD OF DIRECTORS

The following information was provided by the nominees:

DAVID M. RICKEY

Age:	47

Director Since:	1996

Principal Occupation:	Chairman of the Board, President and Chief Executive Officer of the Company

Recent Business Experience:	Mr. Rickey has served as the Company’s Chief Executive Officer since February 1996. He previously was Vice President of Operations for the Company (August 1993 to May 1995); Vice President of Operations at NextGen (May 1995 to February 1996)

Other Directorships:	Macropore Biosurgery Inc.

ROGER A. SMULLEN, SR.

Age:	67

Director Since:	1982

Principal Occupation:	Vice Chairman of the Board of Directors

Recent Business Experience:	Chairman of the Board of the Company (from October 1982 to August 2000); Acting Vice President, Operations of the Company (August 1997 to October 1997); Chief Executive Officer of the Company (April 1983 to April 1987). In 1967, Mr. Smullen co-founded National Semiconductor Corporation.

CESAR CESARATTO

Age:	55

Director Since:	2002

Principal Occupation:	Development of start-up technology companies

Recent Business Experience:	Various executive positions with Nortel Networks Corporation spanning product development, operations, sales and marketing for communication systems as well as components (from 1970 to May 2001). His most recent position was President Wireless Systems for Europe Middle East and Africa.

Other Directorships:	Gennum Corporation

Committee Memberships:	Chairman of the Governance and Nominating Committee, Member of the Compensation Committee

FRANKLIN P. JOHNSON, JR.

Age:	75

Director Since:	1980

Principal Occupation:	General Partner of Asset Management Partners, a venture capital limited partnership

Recent Business Experience:	Private venture capital investor for more than 35 years

Other Directorships:	Amgen, Inc., IDEC Pharmaceuticals Corporation

Committee Memberships:	Chairman of the Audit Committee, Member of the Governance and Nominating Committee

KEVIN N. KALKHOVEN.

Age:	59

Director Since:	2001

Principal Occupation:	Co-founder of Kalkhoven, Pettit & Levin Ventures, LLC.

Recent Business Experience:	President, Chief Executive Officer and Chairman of Uniphase Corporation which merged with JDS FITEL in July 1999 to become JDS Uniphase (February 1992 to May 2000)

L. WAYNE PRICE

Age:	42

Director Since:	2001

Principal Occupation:	Chief Executive Officer and co-founder of WayNet, Inc.

Recent Business Experience:	Chief Executive Officer and co-founder of Valiant Networks (November 1999 to November 2001); Vice President of Network Architecture and Chief Technology Officer at Williams Networks (April 1995 to November 1999)

Committee Memberships:	Member of the Audit Committee

DOUGLAS C. SPRENG

Age:	59

Director Since:	2000

Principal Occupation:	Retired

Recent Business Experience:	President and Chief Operating Officer of the Company (July 2001 to August 2002), Senior Vice President, Switch Fabric and Network Processing Division of the Company (October 2000 to June 2001); President and Chief Executive Officer of MMC Networks, which was acquired by the Company in October 2000 (April 1999 to October 2000); Executive Vice President of the Client Access Business Unit at 3Com Corporation (March 1992 to April 1999)

Other Directorships:	Silicon Image, Inc.

ARTHUR B. STABENOW

Age:	65

Director Since:	1988

Principal Occupation:	Retired

Recent Business Experience:	Chairman, President and Chief Executive Officer of Micro Linear Corporation (April 1986 to January 1999)

Other Directorships:	Zoran, Inc.

Committee Memberships:	Chairman of the Compensation Committee, Member of the Audit Committee and the Governance and Nominating Committee

HARVEY P. WHITE

Age:	69

Director Since:	1999

Principal Occupation:	Chairman and Chief Executive Officer of Leap Wireless International. Leap Wireless International filed a voluntary petition for reorganization under federal bankruptcy laws in April 2003.

Recent Business Experience:	President of Qualcomm Incorporated (from May 1992 to June 1998)

Other Directorships:	Leap Wireless International

Committee Memberships:	Member of the Compensation Committee

The Nominating Committee of the Board Of Directors

Recommends a Vote in Favor of Each Named Nominee.

CORPORATE GOVERNANCE

AMCC has long upheld a set of basic beliefs to guide its actions, including the belief that business should be conducted consistent with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors.

In accordance with this belief, the Company has implemented a number of improvements to its corporate governance practices in response to various initiatives in this area, including the Sarbanes-Oxley Act of 2002 and the proposed changes to the corporate governance standards of the Nasdaq Stock Market. With many of the changes required by Sarbanes-Oxley Act being phased in over time and the proposed Nasdaq rules not yet effective, the Company expects to continue this improvement process well into fiscal 2004 and perhaps beyond. The Company is committed to continuously improve its governance process to meet and exceed all regulatory requirements.

The following corporate governance profile for AMCC highlights some of the recent initiatives undertaken by the Board of Directors:

Independent Directors

•	A majority of our Board members meet the heightened independence standards set by the SEC and Nasdaq, and only two of our directors are employed by the Company.

•	The non-employee directors regularly meet in executive session to discuss matters of interest to them without management present.

Governance and Nominating Committee

•	The Governance and Nominating Committee has recently adopted an enhanced charter that can be found in the Investor Information section of our corporate Web site, http://www.amcc.com, under Corporate Governance.

•	In accordance with its charter, the Governance and Nominating Committee establishes effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, Board compensation and Chief Executive Officer succession planning.

•	Every Governance and Nominating Committee member is an independent director.

Compensation Committee

•	The Compensation Committee has adopted a charter that meets SEC and Nasdaq standards and can be found in the Investor Information section of our corporate Web site, http://www.amcc.com, under Corporate Governance.

•	In accordance with its charter, the Compensation Committee reviews and approves all executive compensation matters.

•	Every Compensation Committee member is an independent director.

Audit Committee

•	The Audit Committee has established policies that are consistent with the corporate reform laws for auditor independence. The Audit Committee charter can be found in the Investor Information section of our corporate Web site, http://www.amcc.com, under Corporate Governance.

•	Every Audit Committee member is an independent director.

•	At least one member of the Audit Committee has the requisite financial management expertise.

•	Ernst & Young LLP, our independent auditors, report directly to the Audit Committee, which meets at least quarterly in executive sessions with the auditors.

Corporate Governance Guidelines

•	The Board has adopted a set of Guidelines that cover a broad range of corporate governance issues including director qualification and responsibility. The Guidelines are included as Appendix I to this proxy statement and can be found in the Investor Information section of our corporate Web site, http://www.amcc.com, under Corporate Governance.

Code of Business Conduct and Ethics

•	The Board has also adopted a Code of Business Conduct and Ethics for the Company that all executive officers and management employees must review and abide by.

•	The Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality.

•	The Code of Business Conduct and Ethics is included as Appendix II to this proxy statement and can be found in the Investor Information section of our corporate Web site, http://www.amcc.com, under Corporate Governance.

Personal Loans to Executive Officers and Directors

•	Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the company has adopted a policy prohibiting personal loans or extension of credit to any executive officer or director.

BOARD MEETINGS AND ATTENDANCE

Board Meetings in Fiscal 2003: Seven

Board Committees: Three standing committees: Audit, Compensation, Governance and Nominating.

Total Committee Meetings in Fiscal 2003: Fourteen

Fiscal 2003 Attendance: All directors, excluding Mr. Kalkhoven, attended 75% or more of the total Board and Committee meetings.

BOARD COMMITTEES

Name of Committee and Members	Principal Functions of the Committee	Meetings in fiscal 2003
Audit Franklin P. Johnson, Jr., Chair L. Wayne Price Arthur B. Stabenow

•       Has direct responsibility for the appointment, evaluation, compensation, retention and oversight of the work of the Company’s outside auditors. The Company’s outside auditors report directly to the Committee, and the Committee’s responsibilities include: the resolution of disagreements between management and the outside auditors regarding financial reporting and the pre-approval of all audit and non-audit services provided by the Company’s outside auditors.

•       Receives periodic reports from the auditors and management regarding the auditors’ independence and other matters. Recommends appropriate action to ensure the auditors’ independence.

•       Reviews with management and the independent auditors the Company’s quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices.

•       Reviews and approves the scope of the audit at the outset and reviews the performance of the independent auditors and any audit problems or difficulties encountered.

7

Compensation Arthur B. Stabenow, Chair Harvey P. White S. Atiq Raza (until April 2003) Cesar Cesaratto (since May 2003)

•       Approves remuneration arrangements for all of the Company’s executive officers, including base salaries, salary increases, incentive compensation plans and awards. Reviews the reasonableness and appropriateness of all such compensation.

•       Adopts and oversees the administration of incentive compensation and executive stock plans and determines awards granted to executive officers and employees under such plans.

•       Advises the Board on the reasonableness and appropriateness of executive compensation plans and levels, generally, including whether these effectively serve the interests of the Company and its stockholders by creating appropriate incentives for high levels of individual and Company performance.

•       Has sole authority to engage an executive compensation consultant.

4

Governance & Nominating Cesar Cesaratto, Chair Franklin P. Johnson, Jr. Arthur B. Stabenow

•        Makes recommendations to the Board regarding the composition of the Board and its Committees, including size and qualifications for membership.

•        Recommends candidates for election to the Board at the annual meeting.

•        Advises the Board on appropriate compensation for outside directors.

•        Advises the Board on corporate governance matters.

•        Has sole authority to engage a search firm to identify director candidates.

•        Annually evaluates the performance of the members of the Board of Directors.

•        Evaluates the effectiveness of the meetings of the Board, including agendas, meeting materials, meeting structure and organization, schedule of meetings and minutes.

3

REPORT OF THE COMPENSATION COMMITTEE (1)

The following is a report of the Compensation Committee of the Board describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended March 31, 2003.

The Compensation Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. It also grants options under the Company’s equity incentive plans. Executive officers who also are directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Philosophy

Under the supervision of the Compensation Committee, the Company’s compensation policy is designed to attract, motivate and retain qualified key executives critical to the Company’s growth. It is the objective of the Company to have a portion of each executive’s compensation dependent upon the Company’s performance as well as upon the executive’s individual performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus tied to achievement of both Company and individual annual performance goals and payable in cash if earned, and (iii) stock options which are designed to align the long-term interests of the executive officer with those of the Company’s stockholders.

The Compensation Committee considers the total compensation of each executive officer in establishing each element of compensation. All incentive compensation plans are reviewed at least annually to assure they meet the current strategies and needs of the Company.

The summary below describes in more detail the factors that the Compensation Committee considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

Base salaries are established based on benchmark data from nationally recognized surveys of similar high-technology companies that compete with the Company for executive officers and Company research of peer companies. Peer companies include semiconductor companies operating in similar markets. Each executive officer’s base salary is established on the basis of the individual’s qualifications and relevant experience, their contribution and performance and the compensation levels of executives at similar high-technology companies. Base salary is generally reviewed once each year.

Variable Bonus

The Compensation Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay to reinforce the attainment of Company goals. The Executive Bonus Plan rewards achievement of specified levels of corporate profitability. A pre-determined formula, which takes into account profitability against the annual plan approved by the Board, is used to determine the bonus pool. The individual executive officer’s share of the bonus pool is based upon discretionary assessment of each officer’s performance during the prior fiscal year and is benchmarked against bonus practices of peer high-technology companies. None of the executives has been awarded a bonus since fiscal 2001.

Stock Options

The goal of the Company’s long-term, equity based incentive awards is to align the interests of executive offices and employees with stockholders of the Company and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with a long-term stake in the business.

15

The Compensation Committee determines the appropriate value to be delivered to each executive officer via stock option awards based on the individual’s position and responsibilities with the Company, his or her performance and contribution, the value of his or her current unvested stock option holdings and market grant practices among peer high-technology companies. Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years from the date of grant). The options typically vest in periodic installments over a four-year period contingent upon the executive officer’s continued employment with the Company. Accordingly, the options will provide a return to the executive officer only if he or she remains in the Company’s service so the options can vest, and then only if the market price of the common stock appreciates over the option term, subject to some post-termination rights.

Compensation for the Chief Executive Officer

David M. Rickey has served as the Company’s Chief Executive Officer since February 1996. On  December 10, 2002, the Company entered into a three-year employment agreement with Mr. Rickey. Under the terms of the employment agreement, Mr. Rickey has agreed to continue in the employ of the Company as Chairman, President and Chief Executive Officer.

Base Salary:    The Compensation Committee reviews the Chief Executive Officer’s major accomplishments and reported base salary information for the chief executive officers of other companies in the Company’s peer group. Based on this information, the Compensation Committee recommends any salary actions to the Board. In July 2002, the Compensation Committee reduced Mr. Rickey’s base salary by 27%, to $350,000, a level at which he was compensated three years ago when the Company had comparable net revenues.  Mr. Rickey’s base salary remains at $350,000 under the terms of his employment agreement, subject to future adjustment by the Compensation Committee.

Cash Incentive:    The Compensation Committee exercises judgment in awarding a cash incentive to the Chief Executive Officer, based on the achievement of overall company financial and business goals. No cash incentive was awarded to Mr. Rickey this year.

Long Term Incentive:    The Compensation Committee approves stock option grants for the Chief Executive Officer consistent with its evaluation of company performance, competitive practice and executive retention. The Compensation Committee exercises its judgment in determining a final award, as there is no pre-established formula for determining the award. The Company agreed to grant to Mr. Rickey an option to purchase 2,440,000 shares of its common stock on the effective date of Mr. Rickey’s employment agreement. The option has an exercise price equal to $4.08 per share, the fair market value of the common stock on the date of grant. The Company also agreed to grant to Mr. Rickey an option to purchase 560,000 shares of common stock on April 1, 2003. The exercise price of that option is $3.32 per share, the fair market value of the common stock on April 1, 2003. The two options are designed to vest at the combined rate of 62,500 shares each month commencing January 1, 2003 until December 1, 2005, on which date the balance of the unvested shares will vest and become exercisable. The employment agreement provides that these two options are intended to be the only options granted to Mr. Rickey by the Company during the term of the agreement.

Tax Deductibility

The Compensation Committee has considered the impact of Section 162(m) of the IRS Code, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four most highly compensated executive officers unless such compensation meets the requirements for the “performance based compensation”. As the cash compensation paid by the Company to each of its executives is expected to be below $1 million and the Compensation Committee believes that options granted under the Company’s 1992 Stock Option Plan to such officers will meet the requirements for qualifying as performance based compensation, the Compensation Committee believes that

Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executives. It is the Compensation Committee’s policy to qualify to the extent reasonable its executive officer compensation for deductibility under applicable tax law. However, the Company may, from time to time, pay compensation to its officers that may not be deductible.

Arthur B. Stabenow, Chairman

Harvey P. White

Cesar Cesaratto (member since May 2003)

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the “1933 Act”) or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s Compensation Committee consists of Messrs. Stabenow, Cesaratto and White. None of these directors has at any time been an officer of the Company or any subsidiary of the Company. During the last fiscal year, no interlocking relationship existed between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD (2)

The Audit Committee is comprised solely of independent directors, as defined in Rule 4200 of the listing standards of the standards of the National Association of Securities Dealers, and it operates under a written charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The purpose of the Audit Committee, as more fully described in its charter, is the general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting principles, and design of internal controls and disclosure controls and procedures to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the Company’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

Among other matters, the Audit Committee monitors the activities and performance of the Company’s independent auditor, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the company’s independent auditors. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements in the Annual Report with management including a discussion of the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditor, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. In addition, the independent auditor represented that, its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Company’s independent auditor also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent auditor that firm’s independence.

In reliance on the Audit Committee’s reviews and discussions with management and the independent auditor, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended March 31, 2003.

Franklin P. Johnson, Jr., Chairman

Arthur B. Stabenow

L. Wayne Price

(2)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s Audit Committee consists of Messrs. Johnson, Stabenow and Price. None of these directors has at any time been an officer of the Company or any subsidiary of the Company. During the last fiscal year, no interlocking relationship existed between the Company’s Board of Directors or Audit Committee and the board of directors or audit committee of any other company.

COMPENSATION OF DIRECTORS

Directors’ compensation is only paid to non-employee directors.

Annual Board of Directors Retainer:  $12,000

Annual Committee Member Retainer:  $8,000

Meeting fees:  $2,000 per quarterly Board of Directors meeting attended, $500 per telephonic Board of Directors meeting. $1,000 per Committee meeting attended, $500 per telephonic Committee meeting.

Expenses:  Reasonable travel-related expenses are reimbursed for attendance at Board and Committee Meetings.

Aggregate Directors Compensation:  In the fiscal year ended March 31, 2003, the total compensation paid to all non-employee directors as a group was $177,703.

Stock Options:  The Company’s 1997 Directors’ Stock Option Plan (the “Directors’ Plan”) provides that each person who becomes a non-employee director of the Company will be granted a stock option to purchase 100,000 shares of common stock on the date on which the optionee first becomes a non-employee director. Thereafter, on April 1 of each year, each non-employee director is granted an option to purchase 50,000 shares of common stock if on such date, he or she has served on the Company’s Board for at least six months. The exercise price of each stock option granted under the Directors’ Plan is equal to the fair market value of one share of common stock on the date of grant. Options granted under the Directors’ Plan become exercisable or “vest” in 12 equal monthly installments following the date of grant. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the Company’s assets, a merger or consolidation in which the Company is not the surviving corporation, or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, the Company will give to the director either a reasonable time within which to exercise the option, including shares as to which the option would not be otherwise exercisable, prior to the effectiveness of such event after which the option will terminate, or the right to exercise the option, including shares as to which the option would not be otherwise exercisable (or a substitute option with comparable terms), as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization.

The Company has agreed to indemnify each director and officer against certain claims and expenses for which the director might be held liable in connection with past or future services to the Company and its subsidiaries. In addition, the Company maintains an insurance policy insuring its officers and directors against such liabilities.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table shows the compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated individuals who served as executive officers during the fiscal year ending March 31, 2003 (the “Named Executive Officers”), and the compensation received by each officer in the prior two fiscal years:

SUMMARY COMPENSATION TABLE

						Other Annual Compensation ($)(2)	Long-Term Compensation Awards		All Other Compensation ($)(4)

		Annual Compensation					Securities Underlying Options/ SARs(#)(3)
Name and Principal Position	Year	Salary ($)(1)		Bonus ($)

David M. Rickey Chairman of the Board, Chief Executive Officer and President	2003 2002 2001	391,500 480,297 415,000		— — 500,000	(6)	1,885 2,000 2,000	8,000,000 400,000 800,000	(5)	3,120 3,120 3,120

Thomas L. Tullie Senior Vice President, Sales	2003 2002 2001	267,926 251,777 526,077	(7) (9) (10)	— — 25,000	(6)	— — 2,000	750,000 125,000 225,000	(8)	— — —

Brent E. Little Senior Vice President, Marketing	2003 2002 2001	240,000 229,615 188,942		— — 175,000	(6)	2,000 2,000 2,000	830,000 100,000 150,000	(11)	— — —

William E. Bendush Former (retired) Senior Vice President and Chief Financial Officer(12)	2003 2002 2001	235,000 235,000 225,058		— — 175,000	(6)	2,000 2,000 2,217	585,000 85,000 125,000	(13)	— — —

Ramakrishna R Sudireddy Senior Vice President, Engineering	2003 2002 2001	234,000 210,462 183,846		— — 75,000	(6)	2,000	1,000,000 175,000 125,000	(14)	— — —

(1)	Includes pre-tax contributions to the AMCC 401(k) Plan.
(2)	Includes matching contribution under the AMCC 401(k) Plan.
(3)	Options granted in given fiscal year may include grants based on the officer’s performance in the prior fiscal year and have been adjusted to reflect the October 2000 two-for-one stock split.
(4)	Includes annual premiums paid by the Company on a term life insurance policy.
(5)	Includes replacement options to purchase 5,200,000 shares of common stock that were granted on May 28, 2002 in exchange for the prior cancellation of existing options for the same number of shares in connection with the Company’s stock option exchange program.
(6)	Includes fiscal 2001 bonus paid in fiscal 2002.
(7)	Includes commissions earned by Mr. Tullie in the amount of $67,926.
(8)	Includes replacement options to purchase 650,000 shares of common stock that were granted on May 28, 2002 in exchange for the prior cancellation of existing options for the same number of shares in connection with the Company’s stock option exchange program.
(9)	Includes commissions earned by Mr. Tullie in the amount of $113,315.
(10)	Includes commissions earned by Mr. Tullie in the amount of $333,961.

(11)	Includes replacement options to purchase 650,000 shares of common stock that were granted on May 28, 2002 in exchange for the prior cancellation of existing options for the same number of shares in connection with the Company’s stock option exchange program.
(12)	Mr. Bendush retires as Senior Vice President and Chief Financial Officer effective March 31, 2003. He will remain a non-executive employee of the Company until December 31, 2003.
(13)	Includes replacement options to purchase 515,000 shares of common stock that were granted on May 28, 2002 in exchange for the prior cancellation of existing options for the same number of shares in connection with the Company’s stock option exchange program.
(14)	Includes replacement options to purchase 700,000 shares of common stock that were granted on May 28, 2002 in exchange for the prior cancellation of existing options for the same number of shares in connection with the Company’s stock option exchange program.

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OPTION GRANTS IN LAST FISCAL YEAR

The following table shows information regarding options granted to the Named Executive Officers for the fiscal year ended March 31, 2003 and hypothetical gains on those options based on 5% or 10% annual compound stock price appreciation during the ten-year option term. All the grants were made under the Company’s 1992 Stock Option Plan. No stock appreciation rights were granted to any of the Named Executive Officers during fiscal 2003.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date
Name						5% ($)	10% ($)
David M. Rickey	4,000,000	(3)	9.6808	6.54	1/19/10	11,829,477	28,058,815
	800,000	(3)	1.9362	6.54	12/21/10	2,714,924	6,606,154
	400,000	(3)	.9681	6.54	7/11/11	1,466,214	3,623,671
	360,000.8713			4.27	7/01/12	966,737	2,449,901
	2,440,000		5.9053	4.08	11/30/12	6,241,275	15,805,413

Thomas L. Tullie	300,000	(3)	.7261	6.54	3/8/10	905,551	2,155,700
	100,000	(3)	.2420	6.54	10/30/10	332,485	805,812
	125,000	(3)	.3025	6.54	12/21/10	424,207	1,032,212
	125,000	(3)	.3025	6.54	7/11/11	458,192	1,132,397
	50,000.1210			4.27	7/01/12	134,269	340,264
	50,000.1210			3.63	1/27/13	114,144	289264

Brent E. Little	400,000	(3)	.9681	6.54	3/8/10	1,207,401	2,874,267
	150,000	(3)	.3630	6.54	12/21/10	509,048	1,238,654
	100,000	(3)	.2420	6.54	7/11/11	366,553	905,918
	50,000.1210			6.54	5/28/12	205,649	521,154
	60,000.1452			4.27	7/01/12	161,123	408,317
	70,000.1694			3.63	1/27/13	159,802	404,970

William E. Bendush	300,000	(3)	.7261	6.54	3/8/10	905,551	2,155,700
	125,000	(3)	.3025	6.54	12/21/10	424,207	1,032,212
	85,000	(3)	.2057	6.54	7/11/11	311,570	770,030
	125,000	(3)	.3025	6.54	7/11/11	458,192	1,132,397
	50,000	(3)	.1210	6.54	8/8/11	185,190	458,682
	75,000.1815			4.27	7/1/12	201,404	510,396

Ramakrishna R. Sudireddy	400,000	(3)	.9681	6.54	3/8/10	1,207,401	2,874,267
	125,000	(3)	.3025	6.54	12/21/10	424,207	1,032,212
	100,000.2420			6.54	5/28/12	411,297	1,042,308
	60,000.1452			4.27	7/1/12	161,123	408,318
	65,000.1573			3.96	9/11/12	161,877	410,229
	75,000.1815			3.63	1/27/13	171,217	433,896

(1)

The 5% and 10% assumed annual rates of compounded stock price appreciation are prescribed by the rules and regulations of the SEC and do not represent the Company’s estimate or projection of the future trading prices of its common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance of the Company, overall business and market conditions, and the optionee’s continued employment with the Company throughout the entire vesting period, which factors are not reflected in this table.
(2)	The exercise price may be paid in cash or in shares of common stock valued at the fair market value on the exercise date. Options may also be exercised, to the extent permissible under applicable law and Company policy, through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(3)	Such option represents a replacement option granted by the Company on May 28, 2002 in connection with the Company’s Option Exchange Program. The original option was granted at a higher exercise price per share and was cancelled in November, 2001 in exchange for a new option to be granted for the same number of shares at least six months and one day later.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

The following table shows certain information regarding options exercised during fiscal 2003 and options held at March 31, 2003 by the Named Executive Officers:

The Company had no stock appreciation rights outstanding during fiscal 2003.

	Options Exercised During Fiscal 2003		Options Held at Fiscal Year End
Name	Shares Acquired on Exercise (#)	Value Realized($)(1)	Number of Unexercised Options Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options Exercisable/Unexercisable
Mr. Rickey	40,000	105,306	4,434,167/3,885,833	0/0
Mr. Tullie	5,642	6,245	842,829/331,771	56,645/0
Mr. Little	—	—	1,511,256/395,416	190,344/0
Mr. Bendush	—	—	927,451/241,770	0/0
Mr. Sudireddy	—	—	1,212,509/505,312	0/0

(1)	The Company calculated the value realized on exercise of an option based on the closing price of our common stock on The Nasdaq National Market on the date of exercise (or when the option was exercised via a same-day-sale the actual sale price of the common stock sold) minus the applicable per share exercise price.

Option Exchange Program

In October 2001 the Company implemented a voluntary stock option exchange program to address the increasing inability of existing options to serve as a meaningful incentive for employees to remain in the Company’s employ. Under the program, each employee, officer or board member who held outstanding options to purchase shares of common stock with an exercise price in excess of $20.00 per share, was given the opportunity to exchange that option for a new option for the same number of shares that would be granted at least six months and one day after the completion of the option exchange program.

On November 27, 2001 the Company accepted for exchange and cancellation options to purchase an aggregate of 31.1 million shares of the Company’s common stock representing 79.2% of the options eligible to be tendered under the option exchange program. On May 28, 2002 the Company granted new options to purchase an aggregate of 30.4 million shares of the Company’s common stock to replace the eligible options that had been tendered and cancelled under the program. The exercise price per share for the new options was $6.54, the last reported trading price of the Company’s common stock on the grant date.

The table below provides certain information concerning our executive officers who tendered eligible options in the option exchange program and the options that were cancelled pursuant to that program. Except for the November 2001 option exchange program, the Company has not implemented any other option repricing or option cancellation/regrant programs.

TEN YEAR OPTION EXCHANGE

Name	Date of Cancellation	Number of securities underlying options at time of cancellation (#)	Market price of stock at time of cancellation ($)	Exercise Price at time of cancellation ($)(1)	Exercise price of replacement option($)	Length of original option term remaining at date of cancellation
David M. Rickey	11/27/01	400,000 4,000,000 800,000	$15.32	14.62 35.98 53.87	$6.54	9 8.5 7.5
Thomas L. Tullie	11/27/01	125,000 125,000 100,000 300,000	$15.32	14.62 53.87 64.06 70.44	$6.54	9 8.5 7.75 8.5
Brent E. Little	11/27/01	150,000 100,000 400,000	$15.32	53.87 14.62 70.44	$6.54	8.5 9 7.75
William E. Bendush	11/27/01	300,000 125,000 85,000	$15.32	70.44 53.87 14.62	$6.54	7.75 8.5 9
Ramakrishna R. Sudireddy	11/27/01	50,000 125,000 125,000 400,000	$15.32	16.59 14.62 53.87 70.44	$6.54	9 9 8.5 7.75

1.	Pursuant to the terms of the option exchange program, all options granted within six months of the offer date had to be cancelled and exchanged for new options.

Employment, Severance and Change of Control Agreements

On December 10, 2002, the Company entered into a three-year employment agreement with David M. Rickey. Under the terms of the employment agreement, Mr. Rickey agreed to continue in the employ of the Company in his current positions at his current annual salary of $350,000 subject to adjustment by the Compensation Committee. The Company granted to Mr. Rickey an option to purchase 2,440,000 shares of its common stock on the effective date of the employment agreement. The option has an exercise price equal to $4.08 per share, the fair market value of the common stock on the date of grant. The Company also granted to Mr. Rickey an option to purchase 560,000 shares of common stock on April 1, 2003. The exercise price of that option is $3.32 per share, the fair market value of the common stock on April 1, 2003. The two options are designed to vest at the combined rate of 62,500 shares each month commencing January 1, 2003 until December 1, 2005, on which date the balance of the unvested shares will vest and become exercisable. The employment agreement provides that these two options are intended to be the only options granted to Mr. Rickey by the Company during the term of the agreement.

In September 2002, the Company entered into a Separation Agreement with Douglas C. Spreng, who resigned as President and Chief Operating Officer effective September 30, 2002. Under the terms of the Separation Agreement, the Company paid Mr. Spreng $350,000. The Company will pay Mr. Spreng’s COBRA insurance premiums for medical, dental and vision health insurance benefits through March 30, 2004.

In January 2003, the Company entered into an Employment Transition and Retirement Agreement with William E. Bendush, who resigned as Senior Vice President and Chief Financial Officer effective March 31, 2003. Under the terms of the Retirement Agreement, Mr. Bendush will continue to perform financial services and to provide input regarding financial and accounting issues, reporting and strategy for the Company from April 1, 2003 through December 31, 2003. The Company will continue to pay Mr. Bendush’s salary at its current level and will provide him with the benefits he received as an employee through December 31, 2003.

The Company offers a deferred compensation plan to a select group of management or highly compensated employees of the Company to accumulate additional retirement income through a nonqualified deferred compensation plan. The deferred compensation plan enables employees to make a pre-tax elective deferral in excess of those permitted under the Company’s 401(k) Plan. The Named Executive Officers are eligible to participate in this plan. In accordance with the terms of the deferred compensation plan, in the case of a change in control, all participants’ accounts would be distributed in a lump sum payment as soon as administratively possible. Participants in the deferred compensation plan must elect how their funds will be distributed upon retirement or termination of employment prior to contributing to the plan.

In accordance with the terms of the Company’s stock option plans, if the Company enters into certain change-of-control transactions, any option granted to purchase shares of common stock shall vest and become immediately exercisable for the number of shares that would otherwise be vested and exercisable under the terms of the option one year after the date of the change-of-control transaction. This would apply to options granted to any of the Named Executive Officers. The Company’s stock option plans provide for a post-termination exercise period upon retirement or termination of employment.

Certain Transactions

From time to time, the Company charters an aircraft for business travel purposes by Company personnel from an aircraft charter company. The aircraft is owned by a company that Mr. Rickey controls. The Board of Directors has limited such charters to company-related business at rates not to exceed market prices, up to a maximum of $800,000 in fiscal 2003. In fiscal 2003, the Company paid approximately $755,431 to the aircraft charter company, which the Company believes was equal to the charter fees that would have resulted from an arm’s length transaction.

The Company has entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph compares the cumulative total stockholder return data for the Company’s stock since March 31, 1998 to the cumulative return over such period of (i) The Nasdaq National Market Composite Index (ii) the Nasdaq Electronic Components Stock Index and (iii) the S & P 500. The graph assumes that $100 was invested in the common stock of the Company and in each of the comparative indices on March 31, 1998. The graph further assumes reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

	3/31/98	3/31/99	3/31/00	3/31/01	3/31/02	3/31/03
Applied Micro Circuits Corporation	100	190	2667	587	284	116
Nasdaq Electronic Components	100	144	418	131	139	80
Nasdaq National Market	100	135	251	101	101	74
S & P 500	100	119	141	110	110	83
Nasdaq Telecommunications Stocks	100	163	246	87	47	35

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 1980. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Applied Micro Circuit Corporation’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

Audit Fees.    During the fiscal year ended March 31, 2003, the aggregate fees billed by Ernst & Young LLP for the audit of the Company’s financial statements for such fiscal year and for the review of the Company’s interim financial statements were $215,500.

Audit Related Fees.    During the fiscal year ended March 31, 2003, the aggregate fees billed by Ernst & Young LLP for audit related fees was $129,712. Audit related fees included fees for among other things, accounting consultations, acquisition-related work, registration statements and statutory required audits in certain locations outside the U.S. where the company has operations.

Financial Information Systems Design and Implementation Fees.    There were no fees billed by Ernst & Young LLP to the Company for financial information systems design and implementation for the fiscal year ended March 31, 2003.

Tax Fees.    During fiscal year ended March 31, 2003, the aggregate fees billed by Ernst & Young LLP for professional tax consulting services were $486,024.

All Other Fees.    There were no other fees billed by Ernst & Young LLP during the fiscal year ended March 31, 2003.

The Audit Committee has determined the rendering of the tax consulting services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

The Audit Committee of the Board of Directors

Recommends a Vote in Favor of Proposal 2.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are AMCC stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you are holding a physical stock certificate, direct your written request to Computershare Investor Services, LLC, Marta De La Torre, Relationship Manager, 2 N La Salle Street, Chicago, IL 60602. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Stephen M. Smith

Secretary

July 15, 2003

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2003 is available without charge upon written request to: Investor Relations, Applied Micro Circuits Corporation, 6290 Sequence Drive, San Diego, California 92121 or available on line at www.amcc.com.

APPENDIX I

BOARD GUIDELINES

As developed by the Governance and Nominating Committee of Applied Micro Circuits Corporation

Governance Guidelines of the Board of Directors

Following the recommendation of the Governance and Nominating Committee, the Board of Directors of Applied Micro Circuits Corporation has adopted these governance guidelines to assist it in observing corporate processes that best serve the interests of the company and its shareholders. These Board Guidelines are intended to serve as a flexible network within which the Board may conduct its business, not as a set of legally binding obligations. They should be interpreted in the context of all applicable laws and AMCC’s Certificate of Incorporation, Bylaws, and other governing legal documents. Unless otherwise noted, all references in the Board Guidelines to “directors” or “Board” indicate all members of the Board of Directors of AMCC, including all employee directors.

Mission of Applied Micro Circuits Corporation

AMCC will provide state-of-the-art products to our customers that will extend their competitive leadership, optimize their time to market, reduce their R&D expense, and help them become more cost-competitive equipment suppliers. The members of the Board are responsible to AMCC stockholders and to the applicable public authorities for overseeing that AMCC management executes its mission in a manner that enhances stockholder value with the highest ethical standards and social responsibility.

In fulfilling its responsibilities, the Board performs the following principal functions:

•	Establishing programs intended to ensure legal and ethical conduct of the Board, officers, employees and other agents.

•	Selecting, aiding, evaluating, compensating and, when necessary, replacing the Chief Executive Officer and other senior executives.

•	Assessing major risks facing AMCC and evaluating alternatives to mitigate those risks.

•	Approving strategic business plans, including financial objectives and budgets.

•	Providing general oversight of AMCC activities, including monitoring management’s performance against plans.

•	Evaluating and improving Board processes and performance.

•	Selecting directors.

•	Setting a policy for the compensation of directors.

These activities are performed in cooperation with the Chief Executive Officer, who is a member of the Board.

Legal and Ethical Conduct

The entire Board is responsible for establishing programs intended to ensure that AMCC’s activities are conducted in a legal and ethical manner. As part of fulfilling this duty, the Board delegates primary responsibility to the Governance and Nominating Committee. In fulfilling this responsibility to the Board, the Governance and Nominating Committee prepares and recommends a Code of Business Conduct and Ethics for adoption by the Board and monitors compliance with the Code approved by the Board.

The Chief Executive Officer and Other Executive Officers

Acting as a Resource for Management

The Board aids the Chief Executive Officer and other executive officers through advice, mentoring, and introductions. The Board members, however, do not manage the day-to-day operations of the company, which are the responsibility of the Chief Executive Officer and other executive officers.

Formal Evaluation of the Chief Executive Officer

The Compensation Committee makes an annual evaluation of the Chief Executive Officer. This evaluation is based on objective criteria intended to reflect the Chief Executive Officer’s contributions to the overall performance of AMCC in meeting its mission. The criteria are agreed to in advance by the Compensation Committee and the Chief Executive Officer and include such items as:

•	Financial performance of AMCC, and

•	Qualitative performance of the Chief Executive Officer.

In evaluating the Chief Executive Officer’s performance, the Compensation Committee evaluates only a few key factors—for example, vision and leadership, accomplishment of long-term strategic objectives, and development of management—each of which has a specified basis of measurement.

The Compensation Committee also solicits input of the independent members of the Board in connection with the establishment of the annual criteria and the annual evaluation of the Chief Executive Officer.

The results of this evaluation are communicated to the Chief Executive Officer by the chairman of the Compensation Committee. Results are used to identify strengths and areas needing improvement and to provide input to the Compensation Committee as a guide for its recommendations.

Review of Goals and Accomplishments of Other Executive Officers

The Chief Executive Officer reviews annually with the Board the proposed and current goals of the other executive officers and the extent to which these managers have accomplished their previous goals.

Compensation of the Chief Executive Officer and Other Executive Officers

The Compensation Committee annually reviews the performance of the Chief Executive Officer for compensation purposes. It also reviews the Chief Executive Officer’s performance evaluations and compensation recommendations of the other executive officers. The Compensation Committee makes the final decisions on compensation, including incentive pay of the Chief Executive Officer and other executive officers.

Succession Planning and Management Development

The Chief Executive Officer makes an annual report to the Board on succession planning and management development. This report includes specific recommendations on succession planning and related issues for executive officers as well as interim succession for the Chief Executive Officer in the event of an emergency.

Service on Outside Boards

The Chief Executive Officer and other executive officers obtain the approval of the Board prior to accepting an invitation to serve on the board of a public company or on the board of any private company that would represent a material commitment of time or conflict of interest.

The Chief Executive Officer and other executive officers do not serve on the board of a company for which an AMCC independent director serves as an officer.

Strategic and Business Plans

The full Board reviews and approves the strategic and business plans, including financial objectives and budgets. No committee is granted exclusive responsibility for this subject.

Oversight of AMCC Activities

Board Meetings

•	Selection of agenda items for Board meetings. The Chief Executive Officer and the Chairman of the Board jointly establish the agenda for each Board meeting. Each director is encouraged to add to the agenda any matter that the director reasonably believes should be on the agenda.

The Chief Executive Officer, the chairmen of the Board’s standing committees and the Chairman of the Board jointly prepare annually a list of topics to be on Board agendas throughout the year and the meetings at which they will be addressed. Such topics include an annual risk review prepared by management for assessment by the Board. The Chief Executive Officer and the Chairman of the Board also jointly ensure that in addition to financial reports, the agendas include critical non-financial measures related to the AMCC mission.

Special topics are placed on the Board agendas throughout the year as required. The Chief Executive Officer, the chairmen of the Board’s standing committees and the Chairman of the Board meet as needed during the course of the year to discuss the Board agendas.

•	Board materials distributed in advance. At least five working days prior to each Board meeting, the Chief Executive Officer distributes to each Board member a proposed agenda for the meeting, along with advance copies (to the fullest extent possible) of any written materials to be discussed. For convenience, the agenda and the materials are distributed again at the meeting along with any additional material that could not be sent in advance. In addition, the Chief Executive Officer regularly distributes to all Board members items of topical interest relating to AMCC, its operating environment, and the markets that it serves.

•	Regular attendance of non-director staff at Board meetings. AMCC’s senior management make presentations to the Board on a regular basis. In addition, from time to time various other personnel may attend Board sessions and make presentations.

•	Executive sessions of independent directors. Each Board meeting shall include an executive session of the independent Board members. The independent directors may also meet in executive session on other occasions. Any independent director who believes an executive session of independent directors is desirable on any subject can so indicate to the Chairman of the Board, and such a session will be held.

Board Committees

•	Number of committees. AMCC has five standing committees: Audit, Compensation, Governance and Nominating, Strategy and Stock Option. The Board may create, discharge or revise the composition or mission of any committee at any time subject to compliance with applicable rules and regulations.

•	Assignment and rotation of committee members. The Governance and Nominating Committee, after consultation with the Chief Executive Officer and the Chairman of the Board, and with consideration of the desires of individual Board members, recommends committee assignments including the chairmanships to the full Board for approval no less often than annually.

Committee chairmanships usually are rotated every three years. Other committee members are rotated periodically as the Board deems appropriate, although membership on a committee is normally limited to five years for one assignment. Exceptions to these guidelines are made as the Board deems appropriate.

The Audit Committee, the Compensation Committee and the Governance and Nominating Committee consist only of independent directors. The Chief Executive Officer is an ex-officio but non-voting member of all of the committees.

•	Committee agendas. The chairman of each committee in consultation with committee members prepares an annual schedule of all regularly recurring items to be considered by the committee. This forward committee agenda is shared with the Board as part of the Board’s review of its Board agendas during the year. Special topics may be placed on the committee agendas throughout the year by the committee chairmen in consultation with other committee members, another director, or a executive officer who works closely with that committee.

•	Frequency and length of committee meetings. The committee chairman in consultation with committee members sets the committee meeting calendar for the upcoming calendar year. Each committee reports to the Board at the first regular meeting of the Board following the committee meeting.

•	Committee material distributed in advance. At least five working days prior to each committee meeting, the Chief Executive Officer distributes, at the committee chairman’s direction, to each committee member a proposed agenda along with advance copies (to the fullest extent possible) of any written materials to be discussed. For convenience, the agenda and the materials are distributed again at the meeting along with any additional material that could not be sent in advance.

•	Executive sessions of independent directors. Each committee convenes as appropriate executive sessions of independent directors of the committee to discuss its operations and other related matters.

Board Access to AMCC Employees

Board members have complete access to AMCC employees at all times. Board members use judgment to be sure that this contact is not distracting to AMCC’s operations. Such contact, if in writing, is copied to the Chief Executive Officer and if not is informally reported to the Chief Executive Officer if it involves a matter of substance. The Board delegates primary responsibility to the Governance and Nominating Committee to monitor the relationship between AMCC employees and the Board.

Board Processes and Performance

Assessing the Board’s Performance

The Governance and Nominating Committee is responsible for ensuring that a process exists whereby the full Board annually assesses its performance. The Governance and Nominating Committee reports the results of this process to the full Board. These results are discussed by the Board at first with the Chief Executive Officer in attendance, and then in an executive session of independent directors. This assessment is of the Board’s contribution as a whole and reviews areas in which the Board and/or the management believes a better contribution could be made. The Governance and Nominating Committee is responsible for ensuring that a process exists whereby the current Board members are evaluated by the Board at the time they are considered for re-nomination.

Board Compensation and Expenses

The compensation of AMCC non-employee directors shall be set annually by the full Board. The Governance and Nominating Committee shall make a recommendation on such compensation to the full Board prior to the date scheduled for approval.

Directors are reimbursed for reasonable out-of-pocket expenses incurred in performing their duties as directors. Directors can attend any major convention where AMCC exhibits, with expenses paid by AMCC, and are encouraged to attend or participate actively in at least one such convention each year.

Requirement of Attendance at Board Meetings

The Board has four regularly scheduled physical meetings annually plus special meetings as required. Each Board member is expected to attend each Board meeting, preferably in person but in special circumstances via telephone conference.

Conflicts of Interest

A director’s other relationships, including business or family relationships, may occasionally give rise to that director’s material personal interest on a particular issue involving AMCC. The Board determines on a case-by-case basis whether such a conflict of interest exists. The initial investigation of a potential conflict in accordance with the Code of Business Conduct and Ethics is hereby delegated by the Board to the Governance and Nominating Committee.

The Board takes appropriate steps to identify such potential conflicts and to assure that all directors voting on an issue are disinterested with respect to that issue.

Service on Outside Boards

Each independent director discloses to the Governance and Nominating Committee the other boards of directors on which the director serves.

Selecting Directors

Size of the Board

The number of directors that constitutes the Board is fixed from time to time in accordance with the Certificate of Incorporation and Bylaws of AMCC.

Mix of Directors

It is the policy of the Board to have a majority of independent directors.

Functional Needs and Qualifications of Directors

The principal qualities of an effective director include:

•	the highest personal and professional integrity and values,

•	an inquiring and independent mind,

•	practical wisdom, and

•	mature judgment.

In addition to these qualities, AMCC’s functional needs and qualifications include:

•	recognized achievement and reputation,

•	an ability to contribute to some aspect of AMCC’s activities, and

•	the willingness to make the commitment of time and effort required of an AMCC director.

The goal is to include members with the skills and characteristics that taken together will assure a strong Board with experience and expertise in corporate governance.

The Governance and Nominating Committee is responsible for reviewing with the Board, including the Chief Executive Officer, on an annual basis the appropriate skills and characteristics required of new Board members in the context of the current makeup of the Board.

Selection of New Director Candidates

The Board delegates the screening process for new director candidates to the Governance and Nominating Committee with direct input from the Chief Executive Officer and the Chairman of the Board. Candidates may be recommended to the Governance and Nominating Committee by other directors, stockholders, employees, or other interested parties. After a review of Board candidates by the Governance and Nominating Committee with the aid of the Chief Executive Officer and the Chairman of the Board, the chairman of the Governance and Nominating Committee, the Chief Executive Officer and the Chairman of the Board interview potential candidates designated by the Governance and Nominating Committee. These persons then review the results of the interviews with the full Governance and Nominating Committee, which may then recommend the candidate(s) to the full Board for nomination or election.

Inviting a New Director to Join the Board

The Chairman of the Board, along with any other Board member that the Chairman thinks would be helpful, extends the invitation to join the Board. The Chairman keeps the entire Board informed of the invitation and whether it has been accepted or declined.

Directors Who Change Their Present Job Status

Non-employee directors inform the chairman of the Governance and Nominating Committee of any principal occupation change, including retirement. The chairman of the Governance and Nominating Committee, in turn, advises the committee of such change of status so that the Committee—with the aid of the Chief Executive Officer and the Chairman of the Board—can recommend to the full Board whether to ask for the resignation of the director.

Term

AMCC does not have a mandatory retirement age. The term of each director is one year. The Governance and Nominating Committee reviews each director’s performance on the Board prior to the director’s nomination for re-election to the Board.

Orientation of New Directors

The process of orientation for new directors is as follows:

•	The Chief Executive Officer arranges for a new director to meet, on at least one occasion, with each of the Chief Executive Officer’s direct reports.

•	A new director becomes familiar with the roles of AMCC’s outside, and if there are any, internal auditors and counsel, and

•	The entire orientation is completed within six months of the time a director joins the Board.

APPENDIX II

CODE OF BUSINESS CONDUCT AND ETHICS

We are committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to read and understand this Code and its application to the performance of his or her business responsibilities. References in this Code to employees are intended to cover officers and, as applicable, directors. Nothing in this Code alters the employment at-will policy of AMCC applicable to all U.S. employees.

Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of this Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of AMCC. To facilitate compliance with this Code, we have established the position of Compliance Officer. The Compliance Officer reports to the Chairman of the Governance and Nominating Committee of the Board of Directors on matters covered by this Code. The persons currently occupying these positions are:

Governance and Nominating Committee Chairman	Cesar Cesaratto	ccesaratto@amcc.com

Compliance Officer	David Mersten	dmersten@amcc.com

This Code cannot possibly describe every practice or principle related to honest and ethical conduct. This Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. The following additional policies of AMCC supplement or amplify this Code in certain areas and should be read in conjunction with this Code: the Disclosure Policy, the Insider Trading Policy and the Employee Handbook.

Action by members of your family or other persons who live in your household also may potentially result in ethical issues to the extent that they involve AMCC business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with this Code, you should consider not only your own conduct, but also that of your family members and other persons who live in your household.

The integrity and reputation of AMCC depends on the honesty, fairness and integrity brought to the job by each person associated with us. It is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in this Code. Unyielding personal integrity is the foundation of corporate integrity.

You should not hesitate to ask questions about whether any conduct may violate this Code, voice concerns or clarify gray areas. Section 14 details the compliance resources available to you. In addition, you should be alert to possible violations of this Code by others and report suspected violations, without fear of any form of retaliation, as further described in Section 14. Violations of this Code will not be tolerated. Any employee who violates the standards in this Code will be subject to disciplinary action, up to and including termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution.

1.    Legal Compliance

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee’s operating within legal guidelines and cooperating with local, national and international authorities. It is therefore essential that you understand the legal and regulatory requirements applicable to your business unit and area of responsibility. We hold periodic training sessions to ensure that all employees comply with the relevant laws, rules and regulations associated with their employment. While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer.

Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as AMCC, to civil or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal and ethical obligations.

Misuse of Company Computer Equipment

You may not, while acting on behalf of AMCC or while using our computing or communications equipment or facilities, either:

•	access the internal computer system (also known as “hacking”) or other resource of a third party without express written authorization from the party responsible for operating that resource; or

•	commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind, or espionage.

If you receive authorization to access a third party’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of AMCC, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the Compliance Officer for approval.

All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of AMCC and subject to inspection, retention and review by AMCC in accordance with applicable law.

2.    Insider Trading

Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about AMCC or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information. We have a separate Insider Trading Policy to which you are bound as a condition of your employment here. You should consult the Insider Trading Policy for more specific information on the definition of “material inside information” and on buying and selling our securities or securities of companies with which we do business.

3.    International Business Laws

Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the United States.

These U.S. laws, rules and regulations, which extend to all our activities outside the United States, include:

•	The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

•	U.S. Embargoes, which restrict or, in some cases, prohibit companies, their subsidiaries and their employees from doing business with certain other countries identified on a list that changes periodically (including, for example, Angola (partial), Burma (partial), Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria) or specific companies or individuals;

•	Export Controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, denied persons or denied entities from the United States, or the re-export of U.S.-origin goods from the country of original destination to such designated countries, denied companies or denied entities; and

•	Antiboycott Compliance, which prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the United States or against any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

4.    Conflicts of Interest

A “conflict of interest” occurs when an individual’s personal interest may interfere in any way with the performance of his or her duties or the best interests of AMCC. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of AMCC. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of AMCC, you should discuss the matter with your supervisor or the Compliance Officer. Supervisors may not authorize conflict of interest matters without first seeking the approval of the Compliance Officer and filing with the Compliance Officer a written description of the authorized activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors may seek authorization from the Governance and Nominating Committee.

Factors that may be considered in evaluating a potential conflict of interest include:

•	whether it may interfere with the employee’s job performance, responsibilities or morale;

•	whether the employee has access to confidential information;

•	whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•	any potential adverse or beneficial impact on our business;

•	any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•	whether it would enhance or support a competitor’s position;

•	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•	the extent to which it would appear improper to an outside observer.

The following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interests:

•	Employment by, consulting for or service on the board of a competitor, customer, supplier or service provider. Activity that enhances or supports the position of a competitor to the detriment of AMCC is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer, supplier or service provider is generally discouraged and you must seek authorization in advance if you plan to take such action.

•	Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and AMCC; the employee’s access to confidential information and the employee’s ability to influence AMCC decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

•	Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 8 for further discussion of the issues involved in this type of conflict.

•	Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

•	Taking personal advantage of corporate opportunities. See Section 5 for further discussion of the issues involved in this type of conflict.

•	Other employment without permission.

•	Conducting our business transactions with your family member or person who shares your household or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations.

•	Exercising supervisory or other authority on behalf of AMCC over a co-worker who is also a family member. The employee’s supervisor and the Compliance Officer will consult with the Human Resources department to assess the advisability of reassignment.

Loans to, or guarantees of obligations of, employees or their family members by AMCC could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by AMCC must be approved in advance by the Governance and Nominating Committee.

5.    Corporate Opportunities

You may not take personal advantage of opportunities that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by your supervisor, the Compliance Officer or the Governance and Nominating Committee, as described in Section 4. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is related to our existing or proposed lines of business must be pre-approved. You cannot use your position with us or corporate property or information for improper personal gain, nor can you compete with us in any way.

6.    Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting

The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

•	no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

•	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	employees comply with our system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the Securities and Exchange Commission. These reports must provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about AMCC that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

•	no employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

•	all employees must cooperate fully with our Accounting department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

•	no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer or one of the other compliance resources described in Section 14.

7.    Fair Dealing

We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer, as further described in Section 14.

You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. No employee may take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair dealing practice.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

8.    Gifts and Entertainment

Business entertainment and gifts are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. Unless express permission is received from a supervisor, the Compliance Officer or the Governance and Nominating Committee, entertainment and gifts cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) excessive in value, (b) in cash, (c) susceptible of being construed as a bribe or kickback or (d) in violation of any laws. This principle, which does not prohibit reasonable customer or prospect entertainment, applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Under some statutes, such as the United States Foreign Corrupt Practices Act (further described in Section 3), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

9.    Antitrust

Antitrust laws are designed to protect the competitive process. These laws generally prohibit:

•	agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

•	agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and

•	the acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Compliance Officer whenever you have a question relating to these laws.

10.    Protection and Proper Use of Company Assets

All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as computer equipment, buildings, furniture and furnishings office supplies and products and inventories, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. Employees should be mindful of the fact that we retain the right to access, review, monitor and disclose any information transmitted, received or stored using our electronic equipment, with or without an employee’s or third party’s knowledge, consent or approval. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Compliance Officer.

11.    Confidentiality

One of our most important assets is our confidential information. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information may include business, marketing and service plans, financial information, product architecture, source codes, engineering and manufacturing ideas, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright or trade secret laws.

Except when disclosure is authorized or legally mandated, you must not share our or our suppliers’ or customers’ confidential information with third parties or others within AMCC who have no legitimate business purpose for receiving that information. Doing so would constitute a violation of the proprietary information and inventions agreement that you signed upon joining us. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within AMCC, such as cafeterias. All AMCC emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of AMCC, except where required for legitimate business purposes.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, then you must handle that information solely in accordance with the applicable policy. The provisions of this Section 11 are in addition to, not in limitation of, your obligations under the proprietary information and inventions agreement or any other confidentiality or nondisclosure agreement that you have entered into with AMCC.

12.    Media/Public Discussions

It is our policy to disclose material information concerning AMCC to the public only through specific limited channels in accordance with our Disclosure Policy to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the Chief Financial Officer or the Investor Relations department. We have designated our Chief Executive Officer, Chief Financial Officer and Investor Relations department as our official spokespersons for financial matters. We have designated our Public Relations department as our official spokespersons for marketing, technical and other related information. Unless a specific exception has been made by the Chief Executive Officer or Chief Financial Officer, these designees are the only people who may communicate with the press on behalf of AMCC.

13.    Waivers

Any waiver of this Code for executive officers or directors may be authorized only by our Board of Directors or a committee of the Board and will be disclosed to stockholders as required by applicable laws, rules and regulations.

14.    Compliance Standards and Procedures

Compliance Resources

To facilitate compliance with this Code, we have implemented a program of Code awareness, training and review. The Compliance Officer will oversee this program. The Compliance Officer is a person to whom you can address any questions or concerns. In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officer is responsible for:

•	investigating possible violations of this Code;

•	training new employees in Code policies;

•	conducting annual training sessions to refresh employees’ familiarity with this Code;

•	distributing copies of this Code annually to each employee with a reminder that each employee is responsible for reading, understanding and complying with this Code;

•	updating this Code as needed and alerting employees to any updates, with appropriate approval of the Governance and Nominating Committee, to reflect changes in the law, AMCC operations and in recognized best practices, and to reflect AMCC experience; and

•	otherwise promoting an atmosphere of responsible and ethical conduct.

Your most immediate resource for any matter related to this Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Chairman of the Governance and Nominating Committee.

Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. The Compliance Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Your cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with the Legal department, the Human Resources department or the Governance and Nominating Committee.

If the investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

APPLIED MICRO CIRCUITS CORPORATION INVESTOR RELATIONS 6290 SEQUENCE DRIVE SAN DIEGO, CA 92121

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Applied Micro Circuits Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	APMCR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MICRO CIRCUITS CORPORATION

THE NOMINATING COMMITTEE RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED UNDER ITEM 1

1. To elect as Directors of Applied Micro Circuits Corporation the nominees listed below.		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
01) David M. Rickey	06) L. Wayne Price	☐	☐	☐
02) Roger A. Smullen, Sr.	07) Douglas C. Spreng
03) Cesar Cesaratto	08) Arthur B. Stabenow
04) Franklin P. Johnson, Jr.	09) Harvey P. White
05) Kevin N. Kalkhoven

		For	Against	Abstain
THE AUDIT COMMITTEE RECOMMENDS A VOTE FOR ITEM 2

2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2004.	☐	☐	☐

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the annual meeting is July 1, 2003. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

APPLIED MICRO CIRCUITS CORPORATION

6290 SEQUENCE DRIVE

SAN DIEGO, CA 92121

The Annual Meeting of Stockholders of Applied Micro Circuits Corporation, a Delaware corporation (the “Company”), will be held at the principal offices of the Company, located at 6290 Sequence Drive, San Diego, California, 92121 on Wednesday, August 27, 2003, at 10:00 a.m., local time, for the purposes stated on the reverse side. The undersigned hereby appoints Stephen M. Smith and David M. Rickey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Applied Micro Circuits Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF ALL OF THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)